Exhibit 99.1

GXO Reports Fourth Quarter and Full Year 2024 Results

•Delivered record revenue for both Q4 and full year 2024
•Organic revenue growth accelerated sequentially each quarter in 2024
•Closed more than $1 billion of new business wins for the second consecutive year; won largest-ever contract, of $2.5 billion lifetime value, in health sciences
•Announced 2025 guidance:
◦Organic revenue growth of 3% - 6%
◦Adjusted EBITDA of $840 million - $860 million
◦Adjusted diluted EPS of $2.40 - $2.60
◦Adjusted EBITDA to free cash flow conversion of 25% to 35%

GREENWICH, Conn. — February 12, 2025 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the fourth quarter and full year 2024.

Malcolm Wilson, Chief Executive Officer of GXO, said, “In 2024, GXO delivered record revenue and adjusted EBITDA, and drove strong operating return on invested capital. We also accelerated our organic growth sequentially throughout the year and closed more than $1 billion of new business wins for the second consecutive year.

“Our customer satisfaction scores are at an all-time high, and we are particularly proud that more than 40 existing customers expanded into new geographies with GXO.

“In 2024, we completed the acquisition of Wincanton, which will accelerate our growth in key verticals, and we expanded in new geographies like Germany, which is now our fastest-growing market. Our pipeline is up 15% year over year, and our pipeline in the Americas is up 20%.

“Our guidance for 2025 reflects our confidence in our core business growth, the phasing of startups, the impact of foreign exchange, and our current expectation of the timing of the Wincanton regulatory review. The strength of our pipeline and the pace of our new business wins continue to benefit from the structural tailwinds – outsourcing, automation and e-commerce – at our backs. As brands around the world face unprecedented supply chain complexity, GXO is well positioned to help them turn supply chain challenges into competitive advantages.”

Fourth Quarter 2024 Results

Revenue increased to $3.3 billion, up 25% year over year, compared with $2.6 billion for the fourth quarter 2023. Organic revenue1 grew by 4%.

Net income increased to $100 million, compared with $73 million for the fourth quarter 2023. Diluted earnings per share increased to $0.83, compared with $0.61 for the fourth quarter 2023.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) increased to $251 million, compared with $193 million for the fourth quarter 2023. Adjusted diluted earnings per share (“Adjusted EPS1”) was $1.00, compared with $0.70 for the fourth quarter 2023.

GXO generated $186 million of cash flows from operations, compared with $215 million for the fourth quarter 2023. In the fourth quarter of 2024, GXO generated $127 million of free cash flow1, compared with $151 million for the fourth quarter 2023.

Full Year 2024 Results

Revenue increased to $11.7 billion, up 20% year over year compared with $9.8 billion for 2023. Organic revenue1 grew by 3%.

Net income was $138 million, compared with $233 million for 2023. Diluted earnings per share was $1.12, compared with $1.92 for 2023.

Adjusted EBITDA1 was $815 million, compared with $741 million for 2023. Adjusted EPS1 was $2.80, compared with $2.59 for 2023.

GXO generated $549 million of cash flows from operations, compared with $558 million for 2023. GXO generated $251 million of free cash flow1, compared with $302 million for 2023.

Cash flows from operations to net income and free cash flow conversion1 ratios were 398% and 31%, respectively, for 2024. Cash flows from operations to net income and free cash flow conversion1 ratios were 239% and 41%, respectively, for 2023.

Net income to average invested capital and operating return on invested capital1 ratios were 14% and 46%, respectively, for 2024.

Cash Balances and Outstanding Debt

As of December 31, 2024, cash and cash equivalents (excluding restricted cash), debt outstanding and net debt1 were $413 million, $2.6 billion and $2.2 billion, respectively.

2025 Guidance2

GXO’s 2025 financial outlook is as follows:
•Organic revenue growth1 of 3% to 6%;
•Adjusted EBITDA1 of $840 million to $860 million;
•Adjusted diluted earnings per share1 of $2.40 to $2.60; and
•Adjusted EBITDA1 to free cash flow conversion1 of 25% to 35%.

Conference Call

GXO will hold a conference call on Thursday, February 13, 2025, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13751179. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until February 25, 2025. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13751179.

2 Our guidance reflects current FX rates.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for more than 150,000 team members across more than 1,000 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs and litigation expenses as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Litigation costs primarily relate to the settlement of legal matters. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flows from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization of intangible assets acquired), tax impacts and other adjustments as set forth in the financial tables below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains as set forth in the financial tables below, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from disposed business.

We believe that net leverage ratio and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2025 organic revenue growth, adjusted EBITDA, adjusted diluted EPS, and free cash flow conversion, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full year 2025 financial targets of organic revenue growth, adjusted EBITDA, adjusted diluted earnings per share and free cash flow conversion; our accelerated growth in key verticals from the acquisition of Wincanton; and our current expectation of the timing of the Wincanton regulatory review. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our respective customers’ demands; our ability to successfully integrate and realize anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the acquisition of Wincanton; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our ability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; damage to our reputation; a material disruption of our operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; failure in properly handling the inventory of our customers; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully; our ability to achieve Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward looking statements should therefore be construed in the light of such factors.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Kristine Kubacki, CFA
+1 (203) 769-7206
kristine.kubacki@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023	2024	2023
Revenue	$3,250	$2,590	$11,709	$9,778
Direct operating expense	2,737	2,160	9,853	8,035
Selling, general and administrative expense	277	237	1,061	998
Depreciation and amortization expense	113	93	415	361
Transaction and integration costs	21	12	76	34
Restructuring costs and other	1	1	27	32
Litigation expense(1)	—	—	59	—
Operating income	101	87	218	318
Other income (expense), net	30	(7)	31	1
Interest expense, net	(34)	(12)	(103)	(53)
Income before income taxes	97	68	146	266
Income tax (expense) benefit	3	5	(8)	(33)
Net income	100	73	138	233
Net income attributable to Noncontrolling Interests (‘‘NCI”)	—	—	(4)	(4)
Net income attributable to GXO	$100	$73	$134	$229

Earnings per share
Basic	$0.84	$0.61	$1.12	$1.93
Diluted	$0.83	$0.61	$1.12	$1.92
Weighted-average common shares outstanding
Basic	119,489	118,983	119,413	118,908
Diluted	120,035	119,671	119,798	119,490
(1) On June 14, 2024, the Company’s subsidiary GXO Warehouse Company, Inc. entered into a Confidential Settlement Agreement (the “Settlement Agreement”) to settle all claims in connection with a dispute between the Company and one of its customers related to the start-up of the customer’s warehouse that occurred in 2018 (the “Dispute”). A payment under the Settlement Agreement was made by the Company on July 5, 2024. As of July 10, 2024, the Dispute, which was litigated under the caption Lindt et al. v. GXO Warehouse Company, Inc., docket no. 4:22-cv-00384-BP, in Federal District Court for the Western District of Missouri (the “Court”), was dismissed with prejudice with each side to bear their own costs and fees, and the Court retained jurisdiction to enforce the terms of the Settlement Agreement. Among other things in the Settlement Agreement, the parties each denied the allegations and counterclaims asserted in the Dispute and agreed to a mutual release of claims arising from, under or otherwise in connection with their prior business relationship and the Dispute, in exchange for a payment by the Company of $45 million. The Company intends to pursue reimbursement in connection with this Dispute under its existing insurance policies. The Company recognized $59 million expense for the year ended December 31, 2024, for the settlement, associated legal fees, and other related expenses.

GXO Logistics, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$413	$468
Accounts receivable, net of allowance of $15 and $11	1,799	1,753
Other current assets	429	347
Total current assets	2,641	2,568
Long-term assets
Property and equipment, net of accumulated depreciation of $1,732 and $1,545	1,160	953
Operating lease assets	2,329	2,201
Goodwill	3,549	2,891
Intangible assets, net of accumulated amortization of $618 and $528	986	567
Other long-term assets	601	327
Total long-term assets	8,625	6,939
Total assets	$11,266	$9,507
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$776	$709
Accrued expenses	1,271	966
Current debt	110	27
Current operating lease liabilities	647	597
Other current liabilities	385	327
Total current liabilities	3,189	2,626
Long-term liabilities
Long-term debt	2,521	1,620
Long-term operating lease liabilities	1,898	1,842
Other long-term liabilities	623	473
Total long-term liabilities	5,042	3,935
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 119,496 and 119,057 shares issued and outstanding	1	1
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital (‘‘APIC”)	2,629	2,598
Retained earnings	686	552
Accumulated other comprehensive Income (Loss) (‘‘AOCIL”)	(313)	(239)
Total stockholders’ equity before NCI	3,003	2,912
NCI	32	34
Total equity	3,035	2,946
Total liabilities and equity	$11,266	$9,507

GXO Logistics, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In millions)	2024	2023
Cash flows from operating activities:
Net income	$138	$233
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	415	361
Stock-based compensation expense	39	35
Deferred tax benefit	(38)	(41)
Other	1	23
Changes in operating assets and liabilities
Accounts receivable	118	(17)
Other assets	(54)	28
Accounts payable	23	(3)
Accrued expenses and other liabilities	(93)	(61)
Net cash provided by operating activities	549	558
Cash flows from investing activities:
Capital expenditures	(359)	(274)
Proceeds from sale of property and equipment	61	18
Acquisition of business, net of cash acquired	(863)	(149)
Cross-currency swap agreements settlement	4	(3)
Other	—	(2)
Net cash used in investing activities	(1,157)	(410)
Cash flows from financing activities:
Proceeds from debt, net	1,090	—
Repayments of debt, net	(408)	(140)
Repayments of finance lease obligations	(45)	(29)
Taxes paid related to net share settlement of equity awards	(8)	(12)
Other	7	(5)
Net cash provided by (used in) financing activities	636	(186)
Effect of exchange rates on cash and cash equivalents	(13)	13
Net increase (decrease) in cash, restricted cash and cash equivalents	15	(25)
Cash, restricted cash and cash equivalents, beginning of year	470	495
Cash, restricted cash and cash equivalents, end of year	$485	$470

Reconciliation of cash, restricted cash and cash equivalents
Cash and cash equivalents	$413	$468
Restricted cash (included in Other long-term assets)	72	2
Total cash, restricted cash and cash equivalents	$485	$470

GXO Logistics, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In millions)	2024	2023
Supplemental cash flow information:
Cash paid for interest, net	$97	$57
Cash paid for income taxes, net	43	84

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
United Kingdom	$1,521	$969	$5,248	$3,664
United States	838	792	3,087	2,909
Netherlands	242	221	922	831
France	213	204	809	830
Spain	150	133	571	529
Italy	103	103	391	382
Other	183	168	681	633
Total	$3,250	$2,590	$11,709	$9,778

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industries was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
Omnichannel retail	$1,543	$1,092	$5,360	$4,100
Technology and consumer electronics	404	382	1,541	1,467
Industrial and manufacturing	366	266	1,339	1,078
Food and beverage	345	327	1,331	1,331
Consumer packaged goods	363	325	1,259	1,027
Other	229	198	879	775
Total	$3,250	$2,590	$11,709	$9,778

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA
and Adjusted EBITDA Margins
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
Net income attributable to GXO	$100	$73	$134	$229
Net income attributable to NCI	—	—	4	4
Net income	$100	$73	$138	$233
Interest expense, net	34	12	103	53
Income tax expense (benefit)	(3)	(5)	8	33
Depreciation and amortization expense	113	93	415	361
Transaction and integration costs	21	12	76	34
Restructuring costs and other	1	1	27	32
Litigation expense	—	—	59	—
Unrealized (gain) loss on foreign currency contracts and other	(15)	7	(11)	(5)
Adjusted EBITDA(1)	$251	$193	$815	$741

Revenue	$3,250	$2,590	$11,709	$9,778
Operating income	$101	$87	$218	$318
Operating income margin(2)	3.1%	3.4%	1.9%	3.3%
Adjusted EBITDA margin(1)(3)	7.7%	7.5%	7.0%	7.6%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Operating income margin is calculated as operating income divided by revenue for the period.
(3) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITA
and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
Net income attributable to GXO	$100	$73	$134	$229
Net income attributable to NCI	—	—	4	4
Net income	$100	$73	$138	$233
Interest expense, net	34	12	103	53
Income tax expense (benefit)	(3)	(5)	8	33
Amortization of intangible assets acquired	31	17	108	71
Transaction and integration costs	21	12	76	34
Restructuring costs and other	1	1	27	32
Litigation expense	—	—	59	—
Unrealized (gain) loss on foreign currency contracts and other	(15)	7	(11)	(5)
Adjusted EBITA(1)	$169	$117	$508	$451

Revenue	$3,250	$2,590	$11,709	$9,778
Adjusted EBITA margin(1)(2)	5.2%	4.5%	4.3%	4.6%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$100	$73	$138	$233
Net income attributable to NCI	—	—	(4)	(4)
Net income attributable to GXO	$100	$73	$134	$229
Amortization of intangible assets acquired	31	17	108	71
Transaction and integration costs	21	12	76	34
Restructuring costs and other	1	1	27	32
Litigation expense	—	—	59	—
Unrealized (gain) loss on foreign currency contracts and other	(15)	7	(11)	(5)
Income tax associated with the adjustments above(1)	(2)	(9)	(42)	(30)
Discrete income tax benefit(2)	(16)	(17)	(16)	(22)
Adjusted net income attributable to GXO(3)	$120	$84	$335	$309

Adjusted basic EPS(3)	$1.00	$0.71	$2.81	$2.60
Adjusted diluted EPS(3)	$1.00	$0.70	$2.80	$2.59

Weighted-average common shares outstanding
Basic	119,489	118,983	119,413	118,908
Diluted	120,035	119,671	119,798	119,490
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) The discrete income tax benefit in 2024 comes from the release of the valuation allowance, and in 2023, it comes from intangible assets and the release of the valuation allowance.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operations to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
Cash flows from operations(1)	$186	$215	$549	$558
Capital expenditures	(104)	(69)	(359)	(274)
Proceeds from sale of property and equipment	45	5	61	18
Free cash flow(2)	$127	$151	$251	$302

Cash flows from operations to net income			397.8%	239.5%
Free cash flow conversion(2)			30.8%	40.8%
(1) Net cash provided by operating activities.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
Revenue	$3,250	$2,590	$11,709	$9,778
Revenue from acquired business(1)	(538)	—	(1,588)	—
Revenue from disposed business(1)	—	(2)	(1)	(12)
Foreign exchange rates	(24)	—	(109)	—
Organic revenue(2)	$2,688	$2,588	$10,011	$9,766

Revenue growth(3)	25.5%		19.7%
Organic revenue growth(2)(4)	3.9%		2.5%
(1) The Company excludes revenue from the acquired and disposed business for periods that are not comparable.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	December 31, 2024
Current debt	$110
Long-term debt	2,521
Total debt(1)	$2,631
Less: Cash and cash equivalents (excluding restricted cash)	(413)
Net debt(2)	$2,218
(1) Includes finance leases and other debt of $303 million as of December 31, 2024.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income Ratio:

(In millions)	December 31, 2024
Total debt	$2,631
Net income	$138
Debt to net income ratio	19.1x

Reconciliation of Net Leverage Ratio:

(In millions)	December 31, 2024
Net debt	$2,218
Adjusted EBITDA(1)	$815
Net leverage ratio(1)	2.7x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

Year Ended
(In millions)	December 31, 2024
Adjusted EBITA(1)	$508
Less: Cash paid for income taxes	(43)
Adjusted EBITA(1), net of income taxes paid	$465
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital (ROIC):

	Year Ended December 31,
(In millions)	2024	2023	Average
Selected Assets:
Accounts receivable, net	$1,799	$1,753	$1,776
Other current assets	429	347	388
Property and equipment, net	1,160	953	1,057
Selected Liabilities:
Accounts payable	$(776)	$(709)	$(743)
Accrued expenses	(1,271)	(966)	(1,119)
Other current liabilities	(385)	(327)	(356)
Invested capital	$956	$1,051	$1,003

Net income to average invested capital			13.8%
Operating return on invested capital(1)(2)			46.4%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) The ratio of operating return on invested capital is calculated as adjusted EBITA, net of income taxes paid, divided by the average invested capital.